Exhibit 8.1

July 1, 2020

DelMar Pharmaceuticals, Inc.

12707 High Bluff Dr., Suite 200

San Diego, CA, 92130

Ladies and Gentlemen:

We have acted as counsel for DelMar Pharmaceuticals, Inc., a Nevada corporation (“Parent”), in connection with the proposed merger, as described in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 9, 2020, between Parent, Adgero Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Adgero Biopharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving, whereby common shares of the Company (other than any shares held as treasury stock that will be cancelled) will be converted into common stock of Parent (the “Merger”). The Merger is also described in the registration statement on Form S-4, initially filed with the Securities and Exchange Commission on June 16, 2020 (as amended on July 1, 2020 and from time to time thereafter, the “Registration Statement”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Merger Agreement or in the Registration Statement.

You have requested our opinion concerning material U.S. federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the terms of the Merger Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Registration Statement; (ii) the Registration Statement is accurate and complete in all material respects as of the date hereof and will remain accurate and complete at all times up to and including the Effective Time; and (iii) the representation letters provided by the Company, Parent and Merger Sub and delivered to us for purposes of this opinion are true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without giving effect to such qualification. If any of the foregoing assumptions are untrue for any reason, our opinion may be adversely affected.

Our opinion is based on (and assumes no substantive change from the date hereof at all times up to and including the Effective Time in) the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

The discussion and legal conclusions contained under the caption “Certain Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement constitute and represent our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. holders (as defined in the Registration Statement) of common stock of the Company.

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Merger other than those set forth in the Registration Statement and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Merger and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

/s/ Lowenstein Sandler LLP